Free Writing Prospectus, dated November 9, 2022

Filed pursuant to Rule 433 under the Securities Act of 1933

Relating to the Preliminary Prospectus, dated October 26, 2022, and Preliminary Term Sheet, dated November 3, 2022

Registration Statement Nos. 333-267322 and 333-267322-01

Kansas Gas Service Securitization I, L.L.C.

(Issuing Entity)

PRICING TERM SHEET

$336,000,000 Series 2022-A Senior Secured Securitized Utility Tariff Bonds

Issuing entity:	Kansas Gas Service Securitization I, L.L.C.

Sponsor, depositor and initial servicer:	Kansas Gas Service, a Division of ONE Gas, Inc. (“KGS”)

Trustee:	U.S. Bank Trust Company, National Association

Joint Bookrunners:	J.P. Morgan Securities LLC RBC Capital Markets, LLC

Co-Managers	BofA Securities, Inc. Wells Fargo Securities, LLC

Expected Ratings (Moody’s/Fitch):	Aaa (sf)/ AAAsf(1)

Closing Date / Settlement Date:

November 18, 2022 (T+6)

We expect to deliver the securitized utility tariff bonds against payment for the securitized utility tariff bonds on or about the date specified in the last paragraph of the cover page of the final prospectus, which will be the sixth business day following the date of pricing of the securitized utility tariff bonds. Since trades in the secondary market generally settle in two business days, purchasers who wish to trade securitized utility tariff bonds on the date of pricing or the succeeding three business days will be required, by virtue of the fact that the securitized utility tariff bonds initially will settle in T + 6, to specify alternative settlement arrangements to prevent a failed settlement.

Payment dates(2):	February 1 and August 1, commencing August 1, 2023

Applicable Time:	3:05 PM (Eastern time) on November 9, 2022

Proceeds:	The total initial price to the public is $335,931,019. The total amount of the underwriting discounts and commissions is $1,344,000. The total amount of proceeds to the Issuing Entity before deduction of expenses (estimated to be $4,500,000) is $334,587,019.

Initial securitized utility tariff charge as a percentage of average residential customer’s total gas bill:	KGS estimates that on an annualized basis the initial securitized utility tariff charges would represent approximately 5.0% of the total bill received by an average residential customer based on rates as of August 2022.

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
(2)	In any case where the date on which payment is due shall not be a Business Day, then payment may be made on the next Business Day.

Tranche	Expected weighted average life (years)	Principal amount offered	Scheduled final payment date	Final maturity date	Interest rate	Initial price to public	Underwriting discounts and commissions	Proceeds to issuing entity (before expenses)
A	5.50	$336,000,000	8/1/2032	8/1/2034	5.486%	99.97947%	0.400%	$334,587,019

Tranche	CUSIP	ISIN
A	484915AA1	US484915AA16

EXPECTED SINKING FUND SCHEDULE

Date	Tranche A
August 1, 2023	$20,716,283.43
February 1, 2024	$13,780,449.53
August 1, 2024	$14,158,447.25
February 1, 2025	$14,546,813.47
August 1, 2025	$14,945,832.55
February 1, 2026	$15,355,796.75
August 1, 2026	$15,777,006.25
February 1, 2027	$16,209,769.53
August 1, 2027	$16,654,403.51
February 1, 2028	$17,111,233.79
August 1, 2028	$17,580,594.94
February 1, 2029	$18,062,830.66
August 1, 2029	$18,558,294.11
February 1, 2030	$19,067,348.11
August 1, 2030	$19,590,365.47
February 1, 2031	$20,127,729.19
August 1, 2031	$20,679,832.81
February 1, 2032	$21,247,080.62
August 1, 2032	$21,829,888.03
Total Payments	$336,000,000.00

EXPECTED AMORTIZATION SCHEDULE

Payment Date	Tranche A Amount
Initial Principal Amount	$336,000,000.00
August 1, 2023	$315,283,716.57
February 1, 2024	$301,503,267.04
August 1, 2024	$287,344,819.79
February 1, 2025	$272,798,006.32
August 1, 2025	$257,852,173.77
February 1, 2026	$242,496,377.02
August 1, 2026	$226,719,370.77
February 1, 2027	$210,509,601.24
August 1, 2027	$193,855,197.73
February 1, 2028	$176,743,963.94
August 1, 2028	$159,163,369.00
February 1, 2029	$141,100,538.34
August 1, 2029	$122,542,244.23
February 1, 2030	$103,474,896.12
August 1, 2030	$83,884,530.65
February 1, 2031	$63,756,801.46
August 1, 2031	$43,076,968.65
February 1, 2032	$21,829,888.03
August 1, 2032	$0.00

WEIGHTED AVERAGE LIFE SENSITIVITY

		-5% (13.32 Standard Deviations from Mean)		-15% (41.92 Standard Deviations from Mean)
Tranche	Expected Weighted Average Life (Years)	WAL (yrs)	Change (days)	WAL (yrs)	Change (days)
A	5.50	5.50	0.00	5.51	2.64

For the purposes of preparing the chart above, the following assumptions, among others, have been made: (i) the forecast error is constant over the life of the securitized utility tariff bonds and is equal to an overestimate of retail customer counts of 5% (13.32 standard deviations from the mean) or 15% (41.92 standard deviations from the mean) as stated in the chart above, (ii) the servicer makes timely and accurate filings to true-up the securitized utility tariff charges semi-annually, (iii) retail customers remit all securitized utility tariff charges 30 days after such charges are billed, (iv) the securitized utility tariff bonds are issued on November 18, 2022, (v) there is no acceleration of the final maturity date of the securitized utility tariff bonds, and (vi) operating expenses are equal to projections. There can be no assurance that the weighted average lives of the securitized utility tariff bonds will be as shown above.

Subject to the terms and conditions in the underwriting agreement among the Issuing Entity, KGS and the underwriters, for whom J.P. Morgan Securities LLC and RBC Capital Markets, LLC are acting as representatives, the Issuing Entity has agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the principal amount of the securitized utility tariff bonds listed opposite each underwriter’s name below:

Underwriter	Tranche A
J.P. Morgan Securities LLC	$201,600,000
RBC Capital Markets, LLC	$117,600,000
BofA Securities, Inc.	$8,400,000
Wells Fargo Securities, LLC	$8,400,000

Total	$336,000,000

The underwriters may allow, and dealers may reallow, a discount not to exceed the percentage listed below for each tranche of securitized utility tariff bonds.

	Selling Concession	Reallowance Discount
Tranche A	0.24%	0.12%

After the initial public offering, the public offering prices, selling concessions and reallowance discounts may change.

KGS and the Issuing Entity have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents KGS and the Issuing Entity have filed with the SEC for more complete information about the Issuing Entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, KGS, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling KGS collect at 1-918-947-7000, J.P. Morgan Securities LLC toll-free at 1-800-408-1016 and RBC Capital Markets, LLC toll-free at 1-866-375-6829.